Exhibit 99.1

MUTUAL FEDERAL BANCORP, INC.

For further information contact:
Stephen M. Oksas, CEO
Mutual Federal Bancorp, Inc.
773-847-7747

FOR IMMEDIATE RELEASE

Mutual Federal Bancorp, Inc. Common Stock Commences Trading

Chicago, IL, April 6, 2006 - Mutual Federal Bancorp, Inc. (the “Company”) announced that its common stock had commenced trading today on the OTC Bulletin Board under the symbol “MFDB.” As previously announced, the Company closed the offering of 1,091,062 shares, or 30% of its outstanding common stock, at $10.00 per share on April 4, 2006.

Mutual Federal Bancorp, Inc. is the holding company for Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association headquartered in Chicago, Illinois, originally founded in 1905. At December 31, 2005, the Company had total assets of $64.5 million, deposits of $43.5 million and total stockholders’ equity of $18.3 million.